Exhibit 10.1

FORM OF AMENDED RETENTION AGREEMENT

Leucadia National Corporation
520 Madison Avenue
New York, New York 10022

[Name of Executive]
c/o Leucadia National Corporation
520 Madison Avenue
New York, New York 10022

August 21, 2013

Dear [Executive]:

The purpose of this letter agreement is to induce you to remain in the employ of Leucadia National Corporation (“LUK”), to amend and restate that certain retention letter agreement, dated as of [●], 20101(the “Prior Agreement”) in its entirety, and to confirm our agreement and understanding as to the following matters:

1.)
When your employment with LUK terminates for any reason other than as a result of (i) the commission by you of any act of gross negligence in the performance of your duties or obligations to LUK or any of its subsidiary or affiliated companies, or (ii) the commission by you of any material act of disloyalty, dishonesty or breach of trust against LUK or any of its subsidiary or affiliated companies, you shall receive the Payment (as defined below) in addition to all other benefits to which you may be then entitled.  The Payment shall be made to you in a lump sum on the sixtieth (60th) day following your termination of employment.

2.)
For purposes of this agreement, "Payment" shall mean $[•]2 plus annually compounded interest at the annual rate of 5.125% from March 1, 2013 through the date that the Payment is paid to you; provided, however, that, notwithstanding anything to the contrary in Section 6 of this letter agreement, if the Payment, taken together with any amounts or benefits otherwise paid or distributed or payable or distributable to you by LUK and/or its subsidiaries and affiliates (collectively "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended and the underlying regulations (the "Code"), and would subject you to the excise tax under Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Payment shall be reduced to the maximum amount which may be paid without you becoming subject to the Excise Tax, it being the understanding of the parties hereto as of the date of this letter that the Payment is not a

_____________________________
1 March 1, 2010 for Justin R. Wheeler; June 22, 2010 for Joseph A. Orlando and Thomas E. Mara

2 $2,750,000 for Messrs. Mara and Orlando; $2,500,000 for Mr. Wheeler.

parachute payment under Section 280G of the Code. The parties hereto agree that, upon the execution of this letter, you are vested as to the Payment and no longer subject to a risk of forfeiture.

3.)	As it pertains to certain tax matters:

a) This letter shall be interpreted to comply with Section 409A of the Code and the guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a "termination," "termination of employment" or like terms shall mean "separation from service."  If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit considered "nonqualified deferred compensation" under Code Section 409A (whether under this letter, any other plan, program, payroll practice or any equity grant and which payment or benefit is payable on account of your separation from service and is otherwise scheduled to be paid within six (6) months after your separation from service), then solely to the extent necessary to prevent the imposition of Code Section 409A taxes such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six- (6) month period measured from the date of your "separation from service", and (B) the date of your death or the later payment date specified in (1) above (the "Delay Period") and this letter and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly.  In event the payment under this letter is so delayed, the Payment will continue to earn interest at the rate stated in paragraph 2 above until the Payment is paid to you.

4.)
While you are employed by LUK and for two (2) years thereafter, you will not, directly or indirectly, as a stockholder or partner or owner, investor, principal or agent, or in any other manner, engage in any business, within any geographic area in which LUK or its subsidiaries or affiliates conduct business, which competes in any manner with any business conducted by LUK or its subsidiaries or affiliates. Further, during such period, you agree not to directly or indirectly solicit or induce any employee of LUK's or its subsidiaries’ or affiliates’ to leave his or her employment.

5.)	Nothing herein contained shall be construed as creating an employment contract between you and LUK, it being understood that your employment shall be "at will."

6.)
LUK will reimburse you for any and all Federal, state, local or foreign taxes and penalties and interest incurred by you (A) solely as a result of the application of Code Section 409A to the terms of this letter or the amounts which may be payable to you hereunder, in each case, excluding any ordinary income taxes and related payroll taxes owed by you on the Payment at the time of your receipt of the Payment (collectively, the "Additional Taxes"), including reimbursement for any and all reasonable expenses incurred by you due to a tax audit or litigation addressing the existence or amount of such Additional

Taxes (the "Related Costs") and (B) as a result of your receipt of reimbursement for any Additional Taxes or Related Costs (collectively, the “Other Taxes”); provided, that (i) you must notify LUK of your incurrence of any Additional Taxes or Related Costs and provide documentation reasonably acceptable to LUK verifying such Additional Taxes or Related Costs, in each case, on or before five (5) business days following (x) the filing of your individual tax return in respect of the calendar year in which any Additional Taxes are incurred by you or (y) the completion of any audit or a final and nonappealable settlement or other resolution of litigation, in each case, to which any Related Costs relate, and (ii) LUK may take any actions it deems necessary or appropriate in connection with your incurrence of such Additional Taxes and/or Related Costs.  Notwithstanding the forgoing, with respect to any payments made by LUK to you pursuant to this Section 6, any payments in respect of (x) Additional Taxes or Other Taxes, as applicable, shall be made as soon as practicable, but in no event later than the December 31 of the calendar year next following the calendar year in which the Additional Taxes or Other Taxes, as applicable, are remitted to the appropriate taxing authority and (y) Related Costs shall be made as soon as practicable, but in no event later than the December 31 of the calendar year next following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

7.)	LUK will withhold from the Payment all applicable withholding taxes.

8.)
Amounts payable or paid hereunder shall not be deemed to be compensation to you for purposes of calculating the amount of your benefits or contributions under a pension plan or retirement plan (qualified under Section 401(a) of the Internal Revenue Code) or any non-qualified supplemental retirement plan, the amount of life insurance payable under any life insurance plan, the amount of any disability benefit payments payable under any disability plan or the amount of any severance payment or other payment or benefit under an employment agreement or compensation program or arrangement.

9.)
This letter constitutes the entire agreement between LUK and you with respect to the subject matter hereof, and supersedes any prior communications, agreements, term sheets and understandings, written or oral, with respect to the subject matter hereof, including, without limitation, the Prior Agreement.  This agreement shall be binding on you and LUK and LUK's successors and shall be governed by and construed in accordance with the laws of the State of New York.

Please confirm your understanding by signing below.

Very truly yours,

LEUCADIA NATIONAL CORPORATION

By:
Name:
Title:

Agreed to:

Name of Executive

Date: August __, 2013

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